EXHIBIT 10.4

CHARMING SHOPPES, INC.
2010 STOCK AWARD AND INCENTIVE PLAN

RESTRICTED STOCK UNITS AGREEMENT

Agreement (the “Agreement”), dated as of _____________, 2010  (the “Grant Date”), between CHARMING SHOPPES, INC. (the “Company”) and  ___________________ (the “Employee”).

1.	Grant of Restricted Stock Units; Consideration; Employee Acknowledgments.

The Company hereby confirms the grant, under the Company’s 2010 Stock Award and Incentive Plan (the “Plan”),  of __________ Restricted Stock Units (or “RSUs”) pursuant to the Plan.  The Restricted Stock Units are subject to the terms and conditions of the Plan and this Agreement (and, in the case of any elective deferral, the Company’s Variable Deferred Compensation Plan for Executives (the “Deferred Compensation Plan”)).  Employee is required to pay no cash consideration for the grant of the Restricted Stock Units, but performance of services prior to the expiration of the risk of forfeiture relating to the Restricted Stock Units and otherwise during his or her employment, and his or her agreement to abide by the terms set forth in the Plan, this Restricted Stock Units Agreement (the “Agreement”), and any Rules and Regulations under the Plan, shall be deemed to be consideration for this grant of Restricted Stock Units.  Employee acknowledges and agrees that (i) the Restricted Stock Units are nontransferable as provided in Section 3(d) hereof and the Plan, (ii) the Restricted Stock Units are subject to forfeiture in the event of Employee’s termination of employment in certain circumstances, as specified in Section 3 hereof, and (iii) sales of shares of the Company’s common stock, par value $0.10 per share (“Shares”), following the lapse of restrictions and settlement of the Restricted Stock Units will be subject to the Company’s policies regulating trading by employees, including any applicable “blackout” or other designated periods in which sales of Shares are not permitted.

2.	Incorporation of Plan and Deferred Compensation Plan by Reference.

The Restricted Stock Units have been granted to Employee under the Plan.  All of the terms, conditions, and other provisions of the Plan are hereby incorporated by reference into this Agreement.  Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the Plan.  If there is any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.  In addition, the terms of any deferral of settlement of the Restricted Stock Units are governed by the Deferred Compensation Plan, a copy of which previously has been provided to Employee, which terms are also incorporated herein by reference.  Employee hereby accepts the grant of Restricted Stock Units, acknowledges receipt of a copy of the Plan and the Deferred Compensation Plan, and agrees to be bound by all the terms and provisions hereof and thereof (as presently in effect or hereafter amended), and by all decisions and determinations of the Board or Committee under the Plan and the Deferred Compensation Plan, or any person or committee designated by the Committee to administer the Plan (the “Administrator”).

3.	Restrictions on Restricted Stock Units.

(a) Nature of Restricted Stock Units; Restricted Period and Deferral of Settlement.  Each Restricted Stock Unit represents the right to receive one Share, which will be issued and delivered, after the lapse of the “Restricted Period” specified below to the extent the Restricted Stock Units have not been forfeited, at the settlement date applicable under Section 6.  Restricted Stock Units are subject to a risk of forfeiture during such Restricted Period and are subject to restrictions on transfer and other conditions during the Restricted Period and the additional deferral period, if any.  This Award differs from awards of “restricted stock” in that such restricted stock awards involve issuance of Shares at or shortly after grant, with such shares subject to forfeiture (i.e., such shares must be returned to the Company if forfeited) during any restricted period. With respect to Restricted Stock Units, Employee has no voting rights or rights to actual dividends prior to the end of the Restricted Period, but Employee is entitled to dividend equivalents in accordance with Section 4.

(b) Lapse of Restricted Period.  Unless the Restricted Period on Restricted Stock Units has lapsed earlier under Section 3(c) or 5(a), the Restricted Period will lapse according to the following schedule, subject to Employee’s continued employment with the Company or a subsidiary through the relevant vesting date:

Vesting Date	Restricted Stock Units for Which the Restricted Period Lapses

First Anniversary of the Grant Date	25%
Second Anniversary of the Grant Date	25%
Third Anniversary of the Grant Date	25%
Fourth Anniversary of the Grant Date	25%

The lapse of the Restricted Period for the Restricted Stock Units is cumulative, but shall not exceed 100%.

(c) Forfeiture and Termination of Employment.  Unless otherwise determined by the Committee, in the event of Employee’s Termination, and such Termination is for any reason other than due to death, Permanent Disability, Retirement or, more than one year after the Grant Date, involuntary Termination by the Company for reasons other than “Cause,” the Restricted Stock Units as to which the Restricted Period has not lapsed at or before such Termination shall be forfeited at the time of such Termination.  Accordingly, unless otherwise determined by the Committee, Employee’s voluntary Termination (other than due to Retirement) or Termination by the Company for Cause or, within one year after the Grant Date, involuntary Termination by the Company not for Cause will result in all Restricted Stock Units as to which the Restricted Period has not lapsed being immediately forfeited.  Vesting and forfeiture terms applicable to other terminations are as follows:

(i) Death or Disability.  In the event of Employee’s Termination due to death or Permanent Disability, the Restricted Period on those Restricted Stock Units (if any) as to which the Restricted Period would have lapsed if employment had continued for six months after the Termination date will lapse on an accelerated basis at the time of such Termination, so those Restricted Stock Units will not be forfeited.  The other Restricted Stock Units as to which the Restricted Period has not lapsed at or before such Termination and would not lapse assuming continued employment for six months after the Termination date shall be forfeited at the time of such Termination.  The foregoing notwithstanding, in the event of Termination due to the death or Permanent Disability of Employee, if at the date of Termination Employee was eligible for Retirement, the Restricted Period shall lapse as to that number of Restricted Stock Units as to which the Restricted Period would have lapsed determined under subparagraph (iii) below if that number is greater than the number determined under this subparagraph (i).  The special disability rules specified in Section 11(g) of the Plan shall apply to determinations relating to disability hereunder.

(ii) Termination Not for Cause.  In the event of Employee’s Termination due to involuntary termination by the Company for reasons other than “Cause” more than one year after the Grant Date, the Restricted Period on those Restricted Stock Units (if any) as to which the Restricted Period would have lapsed if Employee’s employment had continued for three months after the Termination date will lapse on an accelerated basis at the time of such Termination, so those Restricted Stock Units will not be forfeited.  The other Restricted Stock Units as to which the Restricted Period has not lapsed at or before such Termination and would not lapse assuming continued employment for three months after the Termination date shall be forfeited at the time of such Termination.

(iii) Retirement.  In the event of Employee’s Termination due to Retirement, a portion of Employee’s Restricted Stock Units will not be forfeited upon such Retirement, but instead the Restricted Period on such unforfeited Restricted Stock Units shall remain in effect until the earlier of the next anniversary of the Grant Date or Employee’s death.  The number of such Restricted Stock Units that will not be forfeited (if any) will equal the product of (i) the number of Restricted Stock Units that would have become vested if Employee’s employment had contined through the next anniversary of the Grant Date (but disregarding any other event occurring prior to that next anniversary date) and (ii) a fraction, the numerator of which shall be the number of full and partial months that Employee has been employed by the Company or any of its subsidiaries between the Grant Date and the date of Retirement and the denominator of which shall be the number of full or partial months between the Grant Date and the next anniversary of the Grant Date after the date of Retirement.  During such post-Retirement period during which the Restricted Period remains in effect, the Restricted Stock Units shall be immediately forfeited if Employee: (A) directly or indirectly owns any equity or proprietary interest in any Competitor (as defined below) of the Company (except for ownership of shares in a publicly traded company not exceeding five percent of any class of outstanding securities), or is an employee, agent, director, advisor, or consultant to or for, any Competitor of the Company in the United States, whether on his or her own behalf or on behalf of any person, and is involved in the procuring, sale, marketing, promotion, or distribution of any product or product lines competitive with any product or product lines of the Company at the time of Employee’s

Retirement, or if Employee assists in, manages, or supervises any of the foregoing activities, or (B) undertakes any action to induce or cause any supplier to discontinue any part of its business with the Company, or (C) attempts to induce any merchant, buyer, or manager or higher level employee of the Company to terminate his or her employment with the Company, or (D) discloses confidential or proprietary information of the Company to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, or makes use of any such information for his or her own purposes, so long as such information has not otherwise been disclosed to the public or is not otherwise in the public domain except as required by law or pursuant to administrative or legal process, or (E) makes any negative or disparaging statements about the professional or personal reputation of the Company, its officers, directors, or employees, except if testifying truthfully under oath pursuant to subpoena or other legal process.  A Termination for Cause shall not be deemed to be a Retirement.

(iv) Definitions.

(A) For purposes of this Agreement, “Cause” shall mean: (a) the Employee’s willful and continued failure to substantially perform his or her duties with the Company (other than any such failure resulting from a Permanent Disability), after a written demand for substantial performance is delivered to the Employee that specifically identifies the manner in which the Company believes that the Employee has willfully failed to substantially perform his or her duties, and after the Employee has failed to resume substantial performance of his or her duties on a continuous basis within 30 calendar days of receiving such demand; (b) the Employee’s willfully engaging in conduct (other than conduct covered under (a) above) which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (c) the Employee’s having been convicted of a felony.  For purposes of this subparagraph, no act, or failure to act, on the Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the action or omission was in the best interests of the Company.

(B) For purposes of this Agreement, “Competitor” shall mean any individual or organization that procures, sources, markets, promotes, sells or distributes any products or product lines that are, or are actually planned or under consideration to be, procured, sourced, marketed, promoted, sold or distributed by the Company during the Employee’s employment by the Company.

(C) For purposes of this Agreement, “Permanent Disability” shall mean the complete and permanent inability by reason of illness or accident to perform the duties of the occupation at which the Employee was employed when such disability commenced.

(D) For purposes of this Agreement, “Retirement” shall mean Employee’s voluntary Termination on or after the date Employee has attained the age of 62.

(E) For purposes of this Agreement, “Section 409A” shall mean Section 409A of the Internal Revenue Code, as from time to time amended, and regulations and guidance thereunder.

(F) For purposes of this Agreement, “Termination” shall mean the termination of Employee’s employment immediately after which he or she is not an employee of the Company or any of its subsidiaries, subject to Section 7(b)(i).

(d) Nontransferability.  Restricted Stock Units and all related rights hereunder shall not be transferable or assignable by Employee other than by will or the laws of descent and distribution, and shall not be pledged, hypothecated, or otherwise encumbered in any way or subject to execution, attachment, lien, or similar process; provided, however, that Employee will be entitled to designate a beneficiary or beneficiaries to receive any distribution in respect of the Restriced Stock Units upon the death of Employee, in the manner and to the extent permitted by the Committee under Rules and Regulations adopted by the Committee under the Plan.

4.	Employee’s Account, Dividend Equivalents and Adjustments.

(a) Account.  Restricted Stock Units are bookkeeping units, and do not constitute ownership of Shares or any other equity security.  The Company shall maintain a bookkeeping account for Employee (the “Account”) reflecting the number of Restricted Stock Units then credited to Employee hereunder as a result of this grant of Restricted Stock Units and any crediting of additional Restricted Stock Units to Employee pursuant to payments equivalent to dividends paid on Shares under Section 4(b) (“Dividend Equivalents”).

(b) Dividend Equivalents.  Dividend Equivalents shall be credited in accordance with the provisions of the Deferred Compensation Plan and the methodology specified by the Company for crediting dividend equivalents on Share units in effect from time to time thereunder.  It is understood that the intention hereunder is that Dividend Equivalents be credited in a manner that provides an economic benefit to Employee equivalent to dividends on Shares without undue administrative burdens on the Company.  Accordingly, no interest will be credited on any cash amount (if any) of such dividend equivalents from the dividend date to the time of settlement of the Restricted Stock Units.  Unless otherwise determined by the Committee, all Dividend Equivalents shall be deemed reinvested in additional Restricted Stock Units and shall be subject to the same risk of forfeiture, Restricted Period, and other restrictions and payment terms as apply to the original Restricted Stock Units.  Employee shall not be entitled to receive actual dividends in respect of Restricted Stock Units prior to the issuance of Shares in settlement thereof.

(c) Adjustments.  The number of Restricted Stock Units credited to Employee’s Account shall be adjusted by the Committee, in accordance with Section 10(c) of the Plan, in order to preserve without enlarging Employee’s rights with respect to such Restricted Stock Units.  Any such adjustment shall be made taking into account any crediting of Restricted Stock Units or cash to the Employee under Section 4(b) in connection with such transaction or event.

5.	Change of Control.

(a) The following provisions shall apply in the event of a Change of Control:

(i) In the event of a Change of Control at a time when the Employee is employed by the Company or any of its subsidiaries, if the acquiring company does not convert the Employee’s outstanding Restricted Stock Units into restricted stock units with respect to the stock of the acquiring company (or the parent of the acquiring company, if the acquiror is a subsidiary) that have the same economic value, vesting provisions and other terms as the Employee’s outstanding Restricted Stock Units, the Restricted Stock Units shall become fully vested and non-forfeitable immediately prior to the occurrence of such Change of Control.

(ii) If the Employee’s employment is terminated as a result of a Qualifying Termination which occurs upon or within 24 months following a Change of Control, the Restricted Stock Units shall become fully vested and non-forfeitable on the date of the Qualifying Termination (to the extent that it is not already vested).

(b) Other Actions.  In the event of a Change of Control, the Committee may make such adjustments and take such other actions with respect to outstanding Restricted Stock Units  as the Committee deems appropriate pursuant to Section 10(c) of the Plan.

(c) Definitions of Certain Terms.  For purposes of this Agreement, the following definitions shall apply:

(i) “Beneficial Owner,” “Beneficially Owns,” and “Beneficial Ownership” shall have the meanings ascribed to such terms for purposes of Section 13(d) of the Exchange Act and the rules thereunder, except that, for purposes of this Section 5, “Beneficial Ownership” (and the related terms) shall include Voting Securities that a Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants, options, or otherwise, regardless of whether any such right is exercisable within 60 days of the date as of which Beneficial Ownership is to be determined.

(ii) “Change of Control” means and shall be deemed to have occurred if

(1) any Person, other than the Company or a Related Party, acquires directly or indirectly the Beneficial Ownership of any Voting Security of the Company and immediately after such acquisition such Person has, directly or indirectly, the Beneficial Ownership of Voting Securities representing 50 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(2) those individuals who as of Grant Date constitute the Board or who thereafter are elected to the Board and whose election, or nomination for election, to the Board was approved by a vote of at least two-thirds of the directors then still in office who either were directors as of Grant Date or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the Board; or

(3) there is consummated a merger, consolidation, recapitalization or reorganization of the Company, a reverse stock split of outstanding Voting Securities, or an acquisition of securities or assets by the Company (a “Transaction”), other than a Transaction which would result in the holders of Voting Securities having at least 80 percent of the total voting power represented by the Voting Securities outstanding immediately prior thereto continuing to hold Voting Securities or voting securities of the surviving entity having at least 60 percent of the total voting power represented by the Voting Securities or the voting securities of such surviving entity outstanding immediately after such Transaction and in or as a result of which the voting rights of each Voting Security relative to the voting rights of all other Voting Securities are not altered; or

(iii) there is implemented or consummated a plan of complete liquidation of the Company or sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in Related Parties owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

“Good Reason” shall mean, without the Employee’s express written consent, the occurrence of any one or more of the following:

(1) A material diminution of the Employee’s authorities, duties or responsibilities as an employee of the Company;

(2) A material change in the geographic location at which the Employee must perform services; for purposes of this Agreement, a material change means the Company requires the Employee to be based at a location which is at least 50 miles farther from the Employee’s then current primary residence than is the Employee’s then current office location;

(3) A material diminution by the Company in the Employee’s base salary as in effect on the Grant Date or as the same shall be increased from time to time; or

(4) A material breach by the Company of this Agreement or any written severance agreement in effect between the Employee and the Company.

Notwithstanding the foregoing, the Employee shall not have Good Reason for termination if, within 60 days after the date on which the Employee gives a Notice of Termination, the Company corrects the action or failure to act that constitutes the grounds for termination for Good Reason as set forth in the Employee’s Notice of Termination.  If the Company does not correct the action or failure to act, the Employee must terminate his or her employment within 30 days after the end of the cure period, in order for the termination to be considered a Good Reason termination.  The existence of Good Reason shall not be affected by the Employee’s temporary incapacity due to physical or mental illness not constituting a Permanent Disability.

(iv) “Notice of Termination” means a written notice which (1) shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated, and (2) shall be provided by the Employee within 30 days after the event giving rise to the termination of employment by the Employee for Good Reason.

(v) “Qualifying Termination” means the occurrence of any one or more of the following events (as evidenced by a Notice of Termination):

(1) A termination of the Employee’s employment by the Company for reasons other than Cause, as evidenced by a Notice of Termination delivered by the Company to the Employee; or

(2) A termination by the Employee for Good Reason, as evidenced by a Notice of Termination delivered by the Employee to the Company.

(vi) “Person” shall have the meaning ascribed for purposes of Section 13(d) of the Exchange Act and the rules thereunder.

(vii) “Related Party” means (a) a majority-owned subsidiary of the Company; or (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (c) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportion as their ownership of Voting Securities; or (d) if, prior to any acquisition of a Voting Security which would result in any Person Beneficially Owning more than ten percent of any outstanding class of Voting Security and which would be required to be reported on a Schedule 13D or an amendment thereto, the Board approved the initial transaction giving rise to an increase in Beneficial Ownership in excess of ten percent and any subsequent transaction giving rise to any further increase in Beneficial Ownership; provided, however, that such Person has not, prior to obtaining Board approval of any such transaction, publicly announced an intention to take actions which, if consummated or successful (at a time such Person has not been deemed a “Related Party”), would constitute a Change of Control.

(viii) “Voting Securities” means any securities of the Company which carry the right to vote generally in the election of directors.

6.	Settlement.

(a) Time of Settlement.  Settlement of Restricted Stock Units shall occur within 60 days following the date on which the Restricted Period lapses; provided, however, that (i) if Employee made a timely election to defer payment under the Deferred Compensation Plan, the settlement of the Restricted Stock Units will be made on the applicable date specified for payment in accordance with the Restricted Stock Units Election that was filed by Employee under the Deferred Compensation Plan; (ii) settlement shall be delayed to the extent specified in and in accordance with Section 7, and (iii), in the case of any tranche of Restricted Stock Units as to which Employee has become eligible for Retirement before the fixed vesting date (i.e., the stated vesting date applicable to such tranche), such RSUs will be settled within ten days rather than within 60 days (assuming clauses (i) and (ii) do not apply).  The Company shall settle the Restricted Stock Units by delivering Shares to Employee equal to the number of Restricted Stock Units that are payable on the settlement date.  The Company may make delivery of Shares in settlement of Restricted Stock Units by either delivering one or more certificates representing such Shares to the Employee, registered in the name of the Employee (and any joint name, if so directed by the Employee), or by depositing such Shares into a stock brokerage account maintained for the Employee (or of which the Employee is a joint owner, with the consent of the Employee).  If the Company determines to settle Restricted Stock Units by making a deposit of Shares into such an account, the Company may settle any fractional Restricted Stock Unit by means of such deposit.  In other circumstances or if so determined by the Company, the Company shall instead pay cash in lieu of fractional Shares, on such basis as the Committee or the Board may determine.  In no event will the Company issue fractional Shares.

(b) Effect of Settlement.  Upon settlement of Restricted Stock Units, all obligations of the Company in respect of such Restricted Stock Units shall be terminated.

7.	Compliance with Section 409A.

(a)           General.  Other provisions of this Agreement notwithstanding, the provisions of this Section 7 will apply in order that the RSUs will comply with Section 409A.  RSUs will be deemed separate payments under Code Section 409A as provided in Section 7(c)(vi).  The requirements of Code Section 409A and regulations thereunder shall apply to the extent necessary so that Employee is not subject to constructive receipt of income under Code Section 409A prior to the actual distribution of Shares in settlement of RSUs hereunder or to tax penalties under Code Section 409A.  Other restrictions and limitations under the Deferred Compensation Plan with respect to distributions apply to electively deferred RSUs subject to Code Section 409A, and if those provisions apply and are compliant with Code Section 409A, they shall take precedence over inconsistent provisions of this Section 7.

(b)           Restrictions on 409A RSUs.  In the case of any RSUs that constitute a "deferral of compensation" under Code Section 409A ("409A RSUs"), the following restrictions will apply:

(i)           Separation from Service.  Any distribution in settlement of the 409A RSUs that is triggered by a termination of employment hereunder will occur only at such time as Employee has had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), regardless of whether any other event might be viewed as a termination of employment by the Company for any other purpose.

(ii)           Six-Month Delay Rule. The "six-month delay rule" will apply to 409A RSUs if these four conditions are met:

(A)	Employee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)).
(B)	A distribution of shares is triggered by the separation from service (but not due to death).
(C)	Employee is a “specified employee” under Section 409A.

If it applies, the six-month delay rule will delay a distribution in settlement of 409A RSUs triggered by separation from service where the distribution otherwise would be within six months after the separation from service, subject to the following:

(D)	Any delayed payment shall be made on the date six months after separation from service.
(E)
During the six-month delay period, accelerated distribution will be permitted in the event of Employee’s death and for no other reason (including no acceleration upon a Change of Control) except to the extent permitted under Section 409A.

(F)
Any payment that is not triggered by a separation from service, or is triggered by a separation from service but would be made more than six months after separation (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.

(iii)           Change of Control Rule.  Any distribution of 409A RSUs triggered by a Change of Control will be made only if, in connection with the Change of Control, there occurs a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5).

(A)
If any distribution is delayed by operation of this Change of Control rule, the distribution shall be made at the earliest permissible time or event thereafter that could trigger a distribution under Code Section 409A (subject to the six-month delay rule if applicable).

(B)	No accelerated distribution upon a Change of Control (even if otherwise permitted under this Change of Control rule) applies to a distribution delayed by application of the six-month delay rule.

(c)           Other Compliance Provisions.  The following provisions apply to Restricted Stock Units (including, if so specified, non-409A RSUs):

(i)	The settlement of 409A RSUs may not be accelerated by the Company except to the extent permitted under Section 409A.
(ii)
If Employee is entitled under any agreement with the Company to accelerated vesting of non-409A RSUs upon a Termination for "Good Reason," it is understood that such Good Reason will be limited to circumstances that qualify under Treasury Regulation § 1.409A-1(n)(2), and any amendment to such other agreement to so qualify such definition of Good Reason shall apply to the non-409A RSUs hereunder.

(iii)	Any election to defer settlement of RSUs must comply with the election timing rules under the Deferred Compensation Plan and with election timing rules under Section 409A.

(iv)
Any restriction imposed on 409A RSUs hereunder or under the terms of other documents solely to ensure compliance with Section 409A shall not be applied to an RSU that is not a 409A RSU except to the extent necessary to preserve the status of such RSU as not being a "deferral of compensation" under Section 409A.

(v)
If any mandatory term required for 409A RSUs or non-409A RSUs to avoid tax penalties under Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.

(vi)
Each tranche of RSUs shall be deemed a separate payment for purposes of Section 409A.  In addition, any pro rata portion of a given tranche of RSUs under any pro rationing rule set forth in this Agreement, calculated from the stated vesting date of the previously vesting tranche (or grant date, in the case of the first tranche) until December 31, or calculated for that tranche for the period from January 1 until the end of the Company's then current fiscal year, or calculated for that tranche for the period from the beginning of the fiscal year until the next stated vesting date (or anniversary of grant if there is no vesting in that year), shall be deemed a separate payment for purposes of Section 409A.

8.	Clawback Policy; Recoupment.

The Company will withhold from the number of Shares to be delivered upon settlement a number of whole shares which has a Fair Market Value equal to the mandatory federal, state and local tax withholding obligation relating to such settlement.  The Shares withheld will be valued at the Fair Market Value determined in accordance with procedures for valuing Shares as determined by the Committee and otherwise in effect at the time of settlement, including under the Deferred Compensation Plan.

9.	Clawback Policy; Recoupment.

Notwithstanding anything in this Agreement to the contrary, this Agreement shall be subject to the applicable provisions of any Company clawback policy approved by the Board or the Committee and applicable to the Executive, as such policy may be in effect from time to time.

10.	Miscellaneous.

This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties.  This Agreement constitutes the entire agreement between the parties with respect to the Restricted Stock Units granted hereby, and supersedes any prior agreements or documents with respect to such Restricted Stock Units.  No amendment, alteration, suspension, discontinuation, or termination of this Agreement which may impose any additional obligation upon the Company or materially impair the rights of Employee with respect to the Restricted Stock Units shall be valid unless in each instance such amendment, alteration, suspension, discontinuation, or termination is expressed in a written instrument duly executed in the name and on behalf of the Company and, if such amendment materially impairs the rights of Employee, by Employee.

By accepting this grant of Restricted Stock Units, Employee agrees to the terms of this Agreement and agrees to be bound by all the terms and provisions of the Agreement, the Plan (as presently in effect or hereafter amended), and the Deferred Compensation Plan, and by all decisions and determinations of the Committee and the Administrator.

CHARMING SHOPPES, INC.

BY:__________________________________
Colin D. Stern – Executive Vice President

EMPLOYEE:

______________________________________